Exhibit (a)(29)

FOR IMMEDIATE RELEASE

LIONSGATE SHAREHOLDERS REJECT ICAHN’S OFFER

Company Recommends Shareholders Vote FOR the Shareholder Rights Plan

at the May 12, 2010 Special Meeting

Company Urges Shareholders to Continue to Reject the Icahn Group’s Inadequate Offer

SANTA MONICA, Calif., and VANCOUVER, May 10, 2010 — Lionsgate (NYSE: LGF) (the “Company”) today announced that its shareholders rejected the offer by Carl Icahn and certain of his affiliated entities (the “Icahn Group”) to acquire up to all of Lionsgate’s common shares for U.S.$7.00 per share in cash.  The Icahn Group’s offer failed to receive its minimum number of shares and was extended to 8:00 p.m., New York City time, on May 21, 2010.  Less than 6.5% of the Lionsgate outstanding shares were tendered.

The Company stated:

Lionsgate’s shareholders have demonstrated that they believe the Icahn Group’s offer is inadequate and does not reflect the value of their investment.  Lionsgate appreciates the support of its shareholders and encourages all of its shareholders to continue to reject the Icahn Group’s offer by NOT tendering their shares, and for those who have, to withdraw them.  The Company’s Board of Directors believes that the Icahn Group’s offer is financially inadequate, opportunistic and coercive and is not in the best interest of Lionsgate, its shareholders or other stakeholders.

The Special Meeting of Shareholders, scheduled for the purpose of ratifying the Company’s Shareholder Rights Plan, will be held at 10:00 AM ET on May 12, 2010 at the Four Seasons Hotel, Tudor Stuart Orange Room, 21 Avenue Road, Toronto, Ontario, Canada.  Shareholders may submit proxies until the conclusion of voting at the Special Meeting.

The Board recommends that Lionsgate shareholders protect the value of their Lionsgate investment by NOT tendering their shares and by withdrawing any shares previously tendered into the Icahn Group’s offer.  The Board also recommends that shareholders vote FOR the approval of the Shareholder Rights Plan at the Special Meeting.

Morgan Stanley & Co. Incorporated is serving as financial advisor to Lionsgate and Heenan Blaikie LLP is serving as legal advisor.  Perella Weinberg Partners LP is serving as financial advisor to the Special Committee of the Lionsgate Board of Directors and Wachtell, Lipton, Rosen & Katz is serving as U.S. legal advisor and Goodmans LLP is serving as Canadian legal advisor.

About Lionsgate

Lionsgate (NYSE: LGF - News) is the leading next generation studio with a strong and diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming through Debmar-Mercury and an array of channel assets. Lionsgate currently has nearly 20 shows on 10 different networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as "Mad Men," "Weeds" and “Nurse Jackie” along with new series such as “Blue Mountain State” and the syndication successes “Tyler Perry's House of Payne,” its spinoff “Meet The Browns” and “The Wendy Williams Show.”

Its feature film business has generated such recent hits as TYLER PERRY’S WHY DID I GET MARRIED TOO?, the action film KICK-ASS, which opened at #1 at the North American box office and the critically-acclaimed PRECIOUS, which has garnered nearly $50 million at the North American box office and won two Academy Awards®. The Company’s home entertainment business has grown to more than 7% market share and is an industry leader in box office-to-DVD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed and amended a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and a notice of change to directors’ circular with Canadian securities regulators. Any Solicitation/Recommendation Statement and directors’ circular or amendment thereto filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. In addition, Lionsgate has filed a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and mailed such proxy statement to shareholders of Lionsgate. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009. To the extent that holders of Lionsgate securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the definitive proxy statement filed with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and may also be included in other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2009 Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and Lionsgate’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 filed with the SEC on February 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements.

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Contacts:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com

Jamie Moser / Annabelle Rinehart

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449